Exhibit 99.1

JASON HANSON TO SUCCEED DIANE OFFEREINS AS EXECUTIVE VICE PRESIDENT, PRESIDENT OF PAYMENT SERVICES FOR DISCOVER FINANCIAL SERVICES

RIVERWOODS, Ill. Mar. 9, 2023— Discover Financial Services (NYSE: DFS) today announced that Jason Hanson will succeed Diane Offereins as executive vice president, president of payment services. Hanson will oversee Discover’s Payment Services, which encompasses the Discover Global Network, PULSE, and Diner’s Club International. Offereins plans to retire after more than 25 years with the company effective June 30.

Offereins first served a Chief Information Officer at Discover before moving to Payment Services. She helped lead Discover’s transition to an independent, publicly traded company in 2007 and its acquisition of PULSE and Diners Club International. Offereins was named one of the Most Powerful Women in Finance by American Banker for the last 15 consecutive years.

Beyond her role at Discover, Offereins has long advocated for the advancement of women, both within Discover, and externally where she has served as a member and Chair of the Chicago Network, an organization committed to empowering women.

“Under Diane’s leadership of our Payments business, we successfully expanded into debit and established a global payments network,” said Roger Hochschild, CEO and president of Discover. “She has built a lasting legacy at Discover as well as a talented team of leaders throughout which is enabling a smooth succession. Like Diane, Jason has deep industry expertise and is well positioned to lead Discover’s Payments business.”

Hanson joined Discover in 2019 and currently serves as Senior Vice President, Network Operations and is a member of Discover’s Management Committee. He has led Discover’s payments strategy, business development, global acceptance, and network operations functions and overseen initiatives that contributed to Discover’s Payments growth.

Prior to Discover, Hanson led corporate development efforts at FIS/Worldpay and spent over a decade with McKinsey & Company as a partner in their Payments and Private Equity practices. He is a graduate of the United States Military Academy and a U.S. Army veteran.

Offereins and Hanson will work together until Offereins’s departure to ensure a seamless transition. Once promoted, Hanson will serve on the Executive Committee and report directly to Hochschild.

About Discover

Discover Financial Services (NYSE: DFS) is a digital banking and payment services company with one of the most recognized brands in U.S. financial services. Since its inception in 1986, the company has become one of the largest card issuers in the United States. The company issues the Discover® card, America’s cash rewards pioneer, and offers private student loans, personal loans, home loans, checking and savings accounts and certificates of deposit through its banking business. It operates the Discover Global Network® comprised of Discover Network, with millions of merchants and cash access locations; PULSE®, one of the nation’s leading ATM/debit networks; and Diners Club International®, a global payments network with acceptance around the world. For more information, visit www.discover.com/company.

Media Contact:

Matthew Towson

Public Relations

224-405-5649

matthewtowson@discover.com